EXHIBIT 6.1

SAMPLE SUBSCRIPTION AGREEMENT

GLOW HOLDINGS, INC.

SUBSCRIPTION AGREEMENT

Regulation A, Tier 2 Offering

Up to 35,000,000 Shares of Common Stock at $0.01 Per Share

This Subscription Agreement (this “Agreement”) is entered into by and between Glow Holdings, Inc., a Nevada corporation (the “Company”), and the undersigned subscriber (the “Subscriber”) in connection with the Company’s offering (the “Offering”) of up to 35,000,000 shares of its common stock, par value $0.001 per share (the “Shares”), at a fixed offering price of $0.01 per Share pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering is being conducted on a “best efforts” basis, with no minimum offering amount and no escrow arrangement currently contemplated. The Company may conduct one or more rolling closings after qualification of its Offering Statement on Form 1-A by the Securities and Exchange Commission (the “SEC”).

1.        Subscription.

Subject to the terms and conditions of this Agreement and the Offering Circular included in the Company’s qualified Offering Statement, the Subscriber hereby irrevocably subscribes for the number of Shares set forth below at a purchase price of $0.01 per Share, subject to the Company’s acceptance of this subscription.

Number of Shares Subscribed For:	____________________________
Price Per Share:	$0.01
Total Subscription Amount:	$___________________________
Subscriber Name:	____________________________

2.        Payment of Subscription Price.

The Subscriber shall deliver the full subscription amount in immediately available funds in accordance with payment instructions provided by the Company. The Company may revise or supplement payment instructions from time to time. The Subscriber should not transmit funds until the Company or its authorized representative provides written payment instructions.

Payment instructions are intentionally omitted from this form and will be provided separately to accepted prospective subscribers.

3.        Acceptance or Rejection of Subscription.

The Company may accept or reject this subscription, in whole or in part, in its sole discretion, subject to applicable law. This Agreement will not be binding upon the Company unless and until the Company accepts the subscription. If the Company rejects all or any portion of the subscription, the rejected portion of the subscription funds will be returned to the Subscriber without interest or deduction, subject to applicable banking or payment-processing requirements.

4.         Closing and Issuance of Shares.

Upon qualification of the Offering Statement, acceptance of this subscription by the Company, and receipt of cleared funds, the Company may conduct a closing and cause the accepted Shares to be issued in book-entry form through the Company’s transfer agent, ClearTrust, LLC, or through such other transfer agent as the Company may designate. The Company may conduct multiple rolling closings during the Offering period.

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5.         Offering Circular; Investment Decision.

The Subscriber acknowledges that the Subscriber has received or has been provided access to the Company’s then-current Offering Circular, including the risk factors, financial statements, plan of distribution, dilution disclosure, use of proceeds, description of securities, and other information contained therein. The Subscriber represents that the Subscriber has reviewed the Offering Circular and is relying solely upon the Offering Circular, this Agreement, and information expressly provided by the Company in writing in making the investment decision.

The Subscriber acknowledges that an investment in the Shares is speculative, involves a high degree of risk, and may result in the loss of the entire investment.

6.         Subscriber Representations and Warranties.

The Subscriber represents and warrants to the Company, as of the date of this Agreement and as of the applicable closing, that:

1.	The Subscriber has full power, legal capacity and authority to enter into this Agreement and to purchase the Shares.
2.	The Subscriber is acquiring the Shares for the Subscriber’s own account and not with a present intention to evade applicable securities laws.
3.	The Subscriber has had an opportunity to ask questions and obtain information concerning the Company and the Offering to the extent the Company is legally permitted to provide such information.
4.	The Subscriber has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the investment, or has consulted with professional advisers deemed appropriate by the Subscriber.
5.	The Subscriber can bear the economic risk of the investment and can afford a complete loss of the subscription amount.
6.	The information provided by the Subscriber to the Company, including information relating to identity, address, investor status, source of funds, and tax status, is true, complete and correct in all material respects.
7.	The Subscriber will promptly notify the Company of any material change in information provided before the applicable closing.
8.	The funds used to purchase the Shares are not derived from unlawful activity and the Subscriber is not participating in the Offering for the purpose of concealing or disguising proceeds of unlawful activity.
9.	The Subscriber is not a person or entity with whom the Company is prohibited from doing business under applicable anti-money laundering, economic sanctions or similar laws.

7.         Regulation A Investment Limitation.

Unless the Subscriber is an “accredited investor” as defined in Rule 501(a) of Regulation D or the Shares are purchased in a transaction not subject to the investment limitation, the Subscriber represents that the aggregate purchase price paid by the Subscriber for securities offered pursuant to Regulation A during the applicable period does not exceed the investment limitation prescribed by Rule 251(d)(2)(i)(C) under the Securities Act.

For a natural person who is not an accredited investor, the investment limitation generally restricts purchases to no more than 10% of the greater of annual income or net worth, calculated as provided under applicable SEC rules. For a non-natural person that is not an accredited investor, the limitation generally is based on 10% of the greater of annual revenue or net assets at fiscal year-end. The Subscriber is responsible for determining and certifying compliance with the applicable limitation.

8.        Non-U.S. Subscribers.

If the Subscriber is located outside the United States, the Subscriber represents that the purchase of the Shares and the Subscriber’s participation in the Offering comply with the laws applicable to the Subscriber in the jurisdiction in which the Subscriber is located. Qualification of the Offering Statement under Regulation A does not constitute qualification, registration or approval of the Shares under the laws of any foreign jurisdiction. The Subscriber is solely responsible for compliance with applicable foreign securities, tax, exchange-control, anti-money laundering, sanctions and other laws.

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9.       Transferability of Shares.

The Subscriber acknowledges that Shares issued pursuant to a qualified Regulation A offering will not constitute “restricted securities” solely by reason of their issuance under Regulation A. However, the Company does not guarantee that an active or liquid trading market will exist or continue for the Shares. Affiliates and control persons may remain subject to applicable resale limitations, and broker-dealer, market, jurisdictional or other restrictions may affect the Subscriber’s ability to resell the Shares.

10.      No Minimum Offering; No Escrow.

The Subscriber acknowledges that the Offering has no minimum offering amount and that the Company may conduct a closing and use proceeds received at any level of capital raised. The Company does not currently intend to use an escrow account. Accordingly, following an applicable closing, subscription proceeds may be available for use by the Company in accordance with the Offering Circular.

11.      KYC, AML and Sanctions Review.

The Company may require the Subscriber to provide such identification, beneficial ownership, source-of-funds, tax, residency and other information and documentation as the Company reasonably determines necessary to comply with applicable know-your-customer, anti-money laundering, sanctions, securities and other legal requirements. The Company may reject a subscription if the Company is unable to satisfactorily complete such review.

12.      Tax Matters.

The Subscriber acknowledges that the Company has not provided tax advice regarding the purchase, ownership or disposition of the Shares. The Subscriber has consulted, or has had the opportunity to consult, the Subscriber’s own tax advisers regarding the federal, state, local and foreign tax consequences of the investment.

13.      No Revocation After Acceptance.

Except as otherwise required by applicable law or expressly provided in the Offering Circular, once this subscription has been accepted by the Company, the Subscriber may not cancel, terminate or revoke the subscription.

14.      Notices.

Notices to the Company under this Agreement shall be sent to Glow Holdings, Inc., 732 S 6th Street, Suite R, Las Vegas, Nevada 89101, or to such other address or electronic address as the Company may designate in writing. Notices to the Subscriber shall be sent to the address or electronic address provided by the Subscriber below.

15.      Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts-of-law principles, except to the extent federal securities laws apply.

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16.      Entire Agreement; Amendments.

This Agreement, together with the Offering Circular and any documents expressly incorporated herein or therein, constitutes the entire agreement between the parties with respect to the subscription. No amendment or waiver of this Agreement shall be effective unless in writing and executed by the party against whom enforcement is sought, except that the Company may make non-material administrative changes necessary to facilitate the Offering or comply with applicable law.

17.       Electronic Signatures; Counterparts.

This Agreement may be executed in counterparts and by electronic signature. Each counterpart shall be deemed an original and all counterparts together shall constitute one instrument.

SUBSCRIBER INFORMATION AND CERTIFICATION

Subscriber Name
Entity Name (if applicable)
Street Address
City / State or Province / Postal Code
Country
Telephone
Email
Tax ID / SSN / EIN (if requested)
Number of Shares
Total Subscription Amount	$

Investor Status

Please check all that apply:

☐	I am an accredited investor as defined in Rule 501(a) of Regulation D.
☐	I am not an accredited investor, but my investment complies with the applicable Regulation A investment limitation.
☐	I am a non-U.S. investor and have confirmed that my subscription complies with the laws applicable in my jurisdiction.
☐	I am subscribing as an entity and am authorized to execute this Agreement on its behalf.

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Subscriber Signature

By signing below, the Subscriber confirms that the Subscriber has read and understands this Agreement and the Offering Circular and agrees to be bound by their terms.

Signature:	________________________________________
Printed Name:	________________________________________
Title (if entity):	________________________________________
Date:	________________________________________

ACCEPTANCE BY GLOW HOLDINGS, INC.

The foregoing subscription is hereby accepted, in whole or in part, by Glow Holdings, Inc., subject to the terms of the Offering Circular and this Agreement.

Accepted Shares:	____________________________
Accepted Subscription Amount:	$___________________________
By:	________________________________________
Name / Title:	Daniela Carolina Mujica Chacon, Chief Executive Officer
Date:	________________________________________

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